AGREEMENT


                  This Agreement (this "Agreement") is made as of October 21, 1999 (the "Effective Date"), by and among Ophthalmic Imaging Systems, a California corporation ("OIS" or the "Company"), Premier Laser Systems, Inc., a California corporation ("Premier"), and Walt Williams, Daniel Durrie and Randall Fowler (the "Outside Directors").

                                    RECITALS

         WHEREAS, the Company, Premier and Ophthalmic Acquisition Corporation, a California corporation and a subsidiary of Premier ("Premier Sub"), and their respective boards of directors, are negotiating an Agreement and Plan of Reorganization (the "Merger Agreement"), whereby, upon requisite shareholder and board approval, OIS will be merged with and into Premier Sub (the "Merger"), with OIS becoming the surviving corporation and each share of OIS common stock converting into shares of Premier Class A common stock at the exchange ratio set forth in the Merger Agreement;

         WHEREAS, to provide the Company with needed working capital in excess of $55,000, each of the Outside Directors recently exercised options to purchase 50,000 shares of OIS common stock with an exercise price of $0.375 per share (the "Stock Options");

         WHEREAS, Premier has held more than 51% of the outstanding common stock of OIS and therefore a majority vote;

         WHEREAS, OIS owes certain amounts to Premier including, but not necessarily limited to, interest owed, expenses for services provided and a note in the amount of $500,000 (all such debt collectively referred to herein as the Company's "Debt Owed"); and

         WHEREAS, the Company desires to sell to Premier and Premier wishes to purchase from Company, in exchange for canceling part of the Company's Debt Owed, that amount of Company's Series B Preferred Stock necessary to preserve Premier's majority vote taking into account the exercise by the Outside Directors of their Stock Options, and without triggering the preferred share purchase rights under the Rights Agreement dated December 31, 1997, as amended, between OIS and American Securities Transfer, Inc. (the "Rights Agreement");

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, covenants and conditions hereinafter set forth, the parties hereto agree as follows:

                                    ARTICLE 1

                         REPRESENTATIONS OF THE COMPANY

         The Company represents, warrants and agrees as follows:

         1.1 POWER AND CAPACITY; AUTHORIZATION. OIS is a corporation duly organized, validly existing and in good standing under the laws of those jurisdictions where failure to be in good standing or to so qualify would have a material adverse effect on OIS. OIS has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company's Board of Directors and no other corporate proceedings by OIS are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by OIS and, assuming this Agreement constitutes a valid and binding obligation of Premier, constitutes a valid and binding agreement of OIS, enforceable against OIS in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors' rights, and, with respect to the remedy of specific performance, equitable doctrines applicable thereto).

         1.2 NO CONFLICTS. The execution, delivery and performance of this Agreement by OIS will not (a) constitute a breach or violation of any provisions of the Company's Articles of Incorporation or Bylaws, (b) result in a violation of any law, rule, ordinance, regulation, order, judgment or decree by which OIS is bound, or (c) conflict with or result in a material breach of or default under any mortgage, lien, lease, license, permit, agreement, contract or instrument to which OIS is a party or by which OIS is bound, which conflict, breach or default would have a material adverse effect on the ability of OIS to perform its obligations under this Agreement.

         1.3 PREFERRED STOCK. The Company has a total of 20,000,000 authorized shares of Preferred Stock, $0.01 par value per share, 2,000 of which are designated Series B Preferred Stock and none of which are issued and outstanding. The Company has reserved 2,000 shares of Common Stock for possible issuance upon the conversion of the shares of Series B Preferred to be issued hereunder (the "Conversion Shares"). The Series B Preferred, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable. The Conversion Shares have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Certificate of Determination, will be duly and validly issued, fully paid and non-assessable.

         1.4 CERTIFICATE OF DETERMINATION. The Company has duly adopted a Certificate of Determination of Preferences of Series B Preferred Stock of Ophthalmic Imaging Systems in such form as is attached hereto as Exhibit A (the "Certificate of Determination") and has obtained all necessary approvals from its Board of Directors and shareholders, if necessary, and has duly filed the Certificate of Determination with the California Secretary of State.

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

         1.5 RIGHTS AGREEMENT. The Company has taken and will continue to take all necessary action to ensure that none of the transactions contemplated by this Agreement will cause (i) Premier or any of its affiliates to become an Acquiring Person (as defined in the Rights Agreement) for purposes of the Rights Agreement, or (ii) otherwise affect in any way the Rights under the Rights Agreement, including by causing such Rights to separate from the underlying shares or by giving such holders the right to acquire securities of any party hereto or by triggering provisions of the Rights Agreement that may give rise to a Distribution Date (as such term is defined in the Rights Agreement).

                                    ARTICLE 2

                           REPRESENTATIONS OF PREMIER

         Premier represents, warrants and agrees as follows:

         2.1 POWER AND CAPACITY; AUTHORIZATION. Premier is a corporation duly organized, validly existing and in good standing under the laws those jurisdictions where failure to be in good standing or to so qualify would have a material adverse effect on Premier. Premier has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by Premier's Board of Directors and no other corporate proceedings by Premier are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Premier and, assuming this Agreement constitutes a valid and binding obligation of OIS, constitutes a valid and binding agreement of Premier, enforceable against Premier in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors' rights, and, with respect to the remedy of specific performance, equitable doctrines applicable thereto).

         2.2 NO CONFLICTS. The execution, delivery and performance of this Agreement by Premier will not (a) constitute a breach or violation of any provisions of Premier's Articles of Incorporation or Bylaws, (b) result in a violation of any law, rule, ordinance, regulation, order, judgment or decree by which Premier is bound, or (c) conflict with or result in a material breach of or default under any mortgage, lien, lease, license, permit, agreement, contract or instrument to which Premier is a party or by which Premier is bound, which conflict, breach or default would have a material adverse effect on the ability of Premier to perform its obligations under this Agreement.

         2.3 INVESTIGATION AND ECONOMIC RISK. Premier acknowledges that it has had an opportunity to discuss the business, affairs and current prospects of the Company with the Company's officers. Premier acknowledges that it is able to fend for itself in the transactions contemplated by this Agreement and has the ability to bear the economic risks of its investment pursuant to this Agreement.

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

         2.4 PURCHASE FOR OWN ACCOUNT. The Series B Preferred and the Conversion Shares are being acquired by Premier for its own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.

         2.5 EXEMPT FROM REGISTRATION AND RESTRICTED SECURITIES. Premier understands that the Series B Preferred and the Conversion Shares will not be registered under the 1933 Act, on the ground that the sale provided for in this Agreement is exempt from registration under the Act, and that the reliance of the Company on such exemption is predicated in part on Premier's representations set forth in this Agreement. Premier understands that the Series B Preferred and the Conversion Shares being purchased hereunder are restricted securities within the meaning of Rule 144 under the 1933 Act and that the Series B Preferred and the Conversion Shares are not registered and must be held indefinitely unless they are subsequently registered or an exemption from such registration is available. It is further understood that each certificate representing (a) the Series B Preferred, (b) the Conversion Shares, and (c) any other securities issued in respect of the any of the foregoing upon any stock split, stock dividend, recapitalization, merger, or similar event shall be stamped or otherwise imprinted with an appropriate restrictive legend.

                                    ARTICLE 3

                    REPRESENTATIONS OF THE OUTSIDE DIRECTORS

         3.1 POWER AND CAPACITY; AUTHORIZATION. Each of the Outside Directors has the necessary power and authority to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been executed and delivered by each of the Outside Directors and constitutes a legal and binding agreement enforceable against each of them in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors' rights, and, with respect to the remedy of specific performance, equitable doctrines applicable thereto).

         3.2 NO CONFLICTS. The execution, delivery and performance of this Agreement by the Outside Directors will not (a) result in a violation of any law, rule, ordinance, regulation, order, judgment or decree by which any Outside Director is bound or (b) conflict with or result in a material breach of or default under any mortgage, lien, lease, license, permit, agreement, contract or instrument to which any Outside Director is a party or by which any Outside Director is bound, which conflict, breach or default would have a material adverse effect on any Outside Director's ability to perform his obligations under this Agreement.

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

                                    ARTICLE 4

                            EXERCISE OF STOCK OPTIONS

         4.1 ACCELERATION OF VESTING. The Company further represents that the Board of Directors of OIS has amended Section 5.3 of the 1997 Plan to allow for vesting of the Stock Options within less than one year from the options' Grant Date, as that term is defined in the 1997 Plan. In addition, the Board of Directors of OIS and/or the Compensation Committee of OIS, as appropriate, has amended the vesting schedules contained in those certain OIS Nonqualified Stock Option Agreements covering the Stock Options held by the Outside Directors to allow for the exercise by the Outside Directors of the Stock Options held by each of them.

         4.2 EXERCISE AND PAYMENT. Each of the Outside Directors further represents that each has exercised, in whole, his rights under the 1997 Plan to purchase 50,000 shares of Company common stock for $0.375 per share (the "Exercise Price"), by delivering to the Company a duly exercised "Request To Exercise Form," as required by the 1997 Plan, as well as full payment, in cash or check, in the amount of at least eighteen thousand, seven hundred and fifty dollars and no cents ($18,750.00).

         4.3 STOCK ISSUANCE. As soon as practicable after the Effective Date, OIS shall issue to each exercising Outside Director a stock certificate representing 50,000 shares of Company common stock ("Exercised Stock"). All Exercised Stock shall be subject to repurchase, as set forth in Section 6.1 of this Agreement, and shall bear appropriate restrictive legends.

                                    ARTICLE 5

                                PURCHASE OF STOCK

         5.1 PURCHASE OF STOCK. Subject to the terms and conditions set forth in this Agreement, the Company agrees to sell, assign, transfer and deliver to Premier, and Premier agrees to purchase from the Company one-hundred and fifty
(150) validly issued, fully paid and nonassessable shares of the Company's Series B Preferred Stock (the "Purchased Stock"), and such purchase shall be deemed effective upon the exercise of the Stock Options by the Outside Directors subject to the filing of the Certificate of Determination. The Purchased Stock shall be subject to repurchase, as set forth in Section 6.2 of this Agreement, and shall bear appropriate restrictive legends.

         5.2 PRICE AND CONSIDERATION. In full consideration for the purchase by Premier of the Purchased Stock, Premier shall cancel that amount of the Debt Owed then held by Premier in the amount of twenty-five dollars ($25.00) per share of Series B Preferred Stock purchased by Premier as Purchased Stock (the "Purchase Price"). Premier shall deliver to OIS written evidence, in a form acceptable to OIS, showing the cancellation of the aforementioned indebtedness under the terms of this Agreement.

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

         5.3 STOCK CERTIFICATES. As soon as practicable after the Effective Date, OIS will deliver to Premier a certificate representing the Series B Preferred Stock purchased by Premier, which certificate shall bear appropriate restrictive legends.

         5.4 BEST EFFORTS AND FURTHER ASSURANCES. Each of the parties to this Agreement shall use its best efforts to effectuate the transactions contemplates hereby and to fulfill and cause to be fulfilled the terms and conditions set forth under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

                                    ARTICLE 6

                                REPURCHASE RIGHTS

         6.1 REPURCHASE OF EXERCISED STOCK. If at any time after the Effective Date, but before May 9, 2000, an Outside Director ceases to be a director of OIS, then OIS shall have the option to repurchase, in whole or in part, that Outside Director's Exercised Stock then outstanding, if any, at the original option Exercise Price; provided, however, that this right to repurchase Exercised Stock shall lapse over the same period of time as the options exercised by the Outside Directors would have vested prior to acceleration of vesting pursuant to this Agreement. The Company's right to repurchase the Exercised Stock, in whole or in part, shall terminate on the effective date of the Merger. In the event the Company wishes to exercise its repurchase rights under this Section 6.1, it shall give to that Outside Director at least 30 days prior written notice of its intention to repurchase Exercised Stock, describing the amount of Exercised Stock being repurchased. After that 30 day notice period, Company shall pay the Outside Director an amount, in cash, equal to the number of shares of Exercised Stock being repurchased multiplied by the original option Exercise Price. The payment provided in this Section 6.1 shall be deemed to have been paid in full satisfaction of all rights pertaining to the repurchased Exercised Stock, and no dividends or other distributions with respect to the repurchased Exercised Stock will be paid to the holder of any unsurrendered stock certificates representing the repurchased Exercised Stock for any distribution with a record date after the Outside Director received the repurchase price in full as provided by this Section 6.1. Promptly upon receipt of payment in full for the repurchased Exercised Stock, that Outside Director shall surrender to the Company for cancellation the stock certificate or certificates formerly representing the repurchased Exercised Stock then held by him. As soon as practicable after the Company receives the stock certificate or certificates representing the repurchased Exercised Stock, OIS will deliver to that Outside Director a certificate representing those shares of common stock not repurchased and still held by that Outside Director, if any.

         6.2 REPURCHASE OF PURCHASED STOCK. If OIS repurchases any Exercised Stock pursuant to Section 6.1 hereof, OIS shall have the option to repurchase the Purchased Stock issued in respect of the Exercised Stock, in whole or in part, at a price per share equal to the original Purchase Price. In the event the Company wishes to exercise its repurchase rights under this Section 6.2, it shall give to Premier at least 30 days prior written notice of its intention to repurchase Purchased Stock, describing the amount of Purchased Stock being

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

repurchased. After that 30 day notice period, Company shall pay Premier an amount, in cash or debt, at Company's sole discretion, equal to the number of shares of Purchased Stock being repurchased multiplied by the original Purchase Price. The payment provided in this Section 6.2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the repurchased Purchased Stock, and no dividends or other distributions with respect to the repurchased Purchased Stock will be paid to the holder of any unsurrendered stock certificates representing the repurchased Purchased Stock for any distribution with a record date after Premier received the repurchase price in full as provided by this Section 6.2. Promptly upon receipt of payment in full for the repurchased Purchased Stock, Premier shall surrender to the Company for cancellation the stock certificate or certificates formerly representing the repurchased Purchased Stock then held by it. As soon as practicable after the Company receives the stock certificate or certificates representing the repurchased Purchased Stock, OIS will deliver to Premier a certificate representing those shares of Series B Preferred Stock not repurchased and still held by Premier, if any.

                                    ARTICLE 7

                                  MISCELLANEOUS

         7.1 EXPENSES. Each party to this Agreement shall pay his or its own costs and expenses (including all legal fees) relating to this Agreement, the negotiations leading up to this Agreement and the transactions contemplated by this Agreement.

         7.2 AMENDMENT. This Agreement shall not be amended except by a writing duly executed by each party to this Agreement.

         7.3 ENTIRE AGREEMENT. This Agreement, including the exhibits and other documents delivered pursuant to this Agreement, contain all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting the subject matter hereof.

         7.4 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

         7.5 HEADINGS. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

         7.6 MUTUAL CONTRIBUTION. The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that that party drafted the provision or caused it to be drafted.

         7.7 NOTICES. All notices, requests, demands and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery, if delivered to the persons identified below, including delivery by facsimile, provided sender receives telephonic or electronic confirmation of delivery, or three days after mailing if mailed by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

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

         If to the Company:

                  Ophthalmic Imaging Systems
                  221 Lathrop Way, Suite I
                  Sacramento, CA 95815
                  Attention: President
                  Facsimile No.:  (916) 646-0207
                  Telephone No.:  (916) 646-2020

         With a copy to:

                  Gibson, Dunn & Crutcher LLP
                  1530 Page Mill Road
                  Palo Alto, California 94304
                  Attention: Lawrence Calof, Esq.
                  Facsimile No.:  (650) 849-5348
                  Telephone No.:  (650) 849-5300

         If to Premier:

                  Premier Laser Systems, Inc.
                  3 Morgan
                  Irvine, CA 92618
                  Attention: President and Chief Executive Officer Facsimile No.: (949) 859-5241
                  Telephone No.:  (949) 859-0656

         With a copy to:

                  Paul, Hastings, Janofsky & Walker LLP
                  695 Town Center Drive, 17th Floor
                  Costa Mesa, CA 92626
                  Attention:  William J. Simpson, Esq.
                  Facsimile No.: (714) 979-1921
                  Telephone No.:  (714) 668-6200

         If to any Outside Director:

                  (c/o) Ophthalmic Imaging Systems
                  221 Lathrop Way, Suite I
                  Sacramento, CA 95815
                  Attention: President
                  Facsimile No.:  (916) 646-0207
                  Telephone No.:  (916) 646-2020

Such persons and addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section.

         7.8 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of OIS, Premier and the Outside Directors contained in this Agreement shall survive the execution, delivery and performance of this Agreement for a period of one year from the Closing.

         7.9 WAIVER. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

         7.10 BINDING EFFECT; ASSIGNMENT. The parties agree that this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of all other parties to this Agreement, which they may withhold in their absolute discretion.

         7.11 FINDER'S FEES. Each party (a) represents and warrants to the other party hereto that it has retained no finder or broker in connection with the transactions contemplated by this Agreement, and (b) hereby agrees to indemnify and to hold harmless the other parties hereto from and against any liability for any commission or compensation in the nature of a finder's fee of any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the indemnifying party or any of its employees or representatives are responsible.

         7.12 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement shall confer any rights upon any person or entity which is not a party or an assignee of a party to this Agreement.

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

         7.13 COUNTERPARTS. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument. All counterparts shall be deemed an original of this Agreement.

                          [The signature pages follow.]

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

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                                           OPHTHALMIC IMAGING SYSTEMS:



                                           By /s/ Steven Verdooner
                                              ----------------------------------
                                              Steven Verdooner, President



                                           PREMIER LASER SYSTEMS, INC.:



                                           By /s/ Colette Cozean, Ph.D.
                                              ----------------------------------
                                              Colette Cozean, Ph.D., President
                                              and CEO



                                           OUTSIDE DIRECTORS:



                                           By /s/ Walt Williams
                                              ----------------------------------
                                              Walt Williams



                                           By /s/ Daniel Durrie
                                              ----------------------------------
                                              Daniel Durrie



                                           By /s/ Randall B. Fowler
                                              ----------------------------------
                                              Randall B. Fowler





                    [Stock Purchase Agreement Signature Page]

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